EXHIBIT 10.1

Tiburon International Trading Corp.

Xinkaicun, group 5, Weizigouzhen, Jiutai

Changchun, Jilin province, China 130519

Tel: +852 8170 3801

Written description of the loan agreement

Loan Agreement Between:

Yun Cai and Tiburon International Trading Corp.

Terms of the Loan Agreement:

1.

As of April 30, 2018, Mr. Cai has loaned $5,353 to the Company, and may provide additional Loans to Tiburon International Trading Corp. from time to time to allow the Company to pay for future expenses, offering costs, filing fees and professional fees.

2.

The Loans are non-interest bearing, have no due date and payable to Mr. Cai upon demand.

3.

Mr. Cai does not have any obligation to provide Loans to Tiburon International Trading Corp. and may do so only if he wishes.